Exhibit 99.1


                                                           FOR IMMEDIATE RELEASE
                                                           February 10, 2000

                                                           CONTACT:

                                                           Charles H. Crockett
                                                           Assistant Secretary
                                                           (207) 885-2349

                    HANNAFORD SHAREHOLDERS APPROVE MERGER AND

               HANNAFORD BOARD DECLARES REGULAR QUARTERLY DIVIDEND

     Scarborough, Maine, February 10, 2000: Hannaford Bros. Co. (NYSE-HRD): The shareholders of Hannaford Bros. Co., at a Special Meeting held today, approved the merger with Delhaize America, Inc. The approval came with the affirmative vote of more than 73% of the shares outstanding. Less than 1% of the shares outstanding voted against the merger. The merger is expected to close following the completion of the federal antitrust review process, which is anticipated to occur in the second quarter.

The Hannaford Board of Directors today declared a regular quarterly dividend on the Common Stock. The quarterly dividend of $.165 per share will be paid on March 23, 2000, to shareholders of record at the close of business on March 10, 2000.